Exhibit 23.3

November 8, 2013
Anadarko Petroleum Corporation
1201 Lake Robbins Drive
The Woodlands, TX 77380

Re:	Securities and Exchange Commission Form S-3 of Anadarko Petroleum Corporation
Gentlemen:
We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 of Anadarko Petroleum Corporation of our Procedures and Methods Review Letter dated February 19, 2013, regarding the Anadarko Petroleum Corporation Proved Reserves and Future Net Cash Flows as of December 31, 2012, and to the reference to our firm under the heading “Experts” in the prospectus.
Miller and Lents, Ltd. has no financial interest in Anadarko Petroleum Corporation or in any of its affiliated companies or subsidiaries and is not to receive any such interest as payment for such letter. Miller and Lents, Ltd. also has no director, officer, or employee employed or otherwise connected with Anadarko Petroleum Corporation. We are not employed by Anadarko Petroleum Corporation on a contingent basis.

Very truly yours,

MILLER AND LENTS, LTD.
Texas Registered Engineering Firm No. F-1442

By:	/s/ Robert J. Oberst
Robert J. Oberst, P.E.
Senior Vice President